Exhibit 4.1

AMENDMENT TO
AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), is entered into as of November 13, 2009, between Hancock Fabrics, Inc., a Delaware Company (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

RECITALS

A.           The Board of Directors of the Company (the “Board”) authorized and declared a dividend of one right (a “Right”) for each share of Common Stock of the Company outstanding on May 4, 1987, and authorized the issuance of one Right with respect to each share of Common Stock that has become outstanding since May 4, 1987, each Right initially representing the right to purchase one share of Common Stock.

B.           The Company and the Rights Agent are parties to that certain Rights Agreement dated as of March 23, 1987, as amended and restated from time to time and currently in the form of that certain Amended and Restated Rights Agreement dated as of March 20, 2006 (the “Rights Agreement”).

C.           The Company has generated net operating loss carryforwards for United States federal income tax purposes, and such net operating loss carryforwards may potentially provide significant tax benefits to the Company.

D.           The Company desires to avoid an “ownership change” as contemplated by Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, which could detrimentally impact the ability of the Company to realize tax benefits associated with the net operating loss carryforwards.

E.           The Company desires to amend the Rights Agreement pursuant to the terms of this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. The language contained in Section 1(a) of the Rights Agreement is deleted in its entirety and restated as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the beneficial owner of 4.95% or more of the then outstanding Common Stock (other than as a result of a Permitted Offer (as hereinafter defined)), but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding shares of Common Stock for or pursuant to the terms of any such plan in its capacity as an agent or trustee for any such plan, or (v) an Exempt Person; provided, however, that not Person shall become an “Acquiring Person” solely as a result of an Exempt Transaction.  Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as a result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 4.95% or more of the Common Stock of the Company then outstanding; provided, however, that if a Person shall become the beneficial owner of 4.95% or more of the then outstanding Common Stock by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional shares of Common Stock, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, such inadvertent acquisition did not result in the loss or impairment of Tax Benefits, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

Section 2. The language contained in Section 1(b) of the Rights Agreement is deleted in its entirety and restated as follows:

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations, as in effect on the date of this Agreement, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent not included within the foregoing, shall also include with respect to any Person, any other Person whose Common Stock would be deemed to be constructively owned by such first Person, owned by a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or otherwise aggregated with Common Stock owned by such first Person, pursuant to the provisions of the Code, or any successor or replacement provision, and the Treasury Regulations thereunder.

Section 3. The language contained in Section 1(c) of the Rights Agreement is deleted in its entirety and restated as follows:

A Person shall be deemed the “beneficial owner” of and shall be deemed to “beneficially own” any securities:

(i)           that such Person or any Affiliate or Associate of such Person beneficially owns, directly or indirectly;

(ii)           that such Person or any Affiliate or Associate of such Person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the beneficial owner of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any Affiliate or Associate of such Person until such tendered securities are accepted for purchase or exchange; or (B) the right to vote or to dispose of securities pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the beneficial owner of, or to beneficially own, any security if the agreement, arrangement or understanding (whether or not in writing) to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

(iii)           that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing, and other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) relating to the acquisition, holding, voting (except to the extent contemplated by the proviso to clause (B) of subparagraph (ii) of this paragraph) or disposing of any securities of the Company; or

(iv)           if such Person would be deemed to constructively own securities or such securities otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code or any successor or replacement provision, and the Treasury Regulations thereunder.

Section 4. The language contained in Section 1(h) of the Rights Agreement is deleted in its entirety and restated as follows:

“Distribution Date” shall mean the earlier of (i) the tenth Business Day after the Stock Acquisition Date, or (ii) the tenth Business Day (or such later date as may be determined by an action of the Board) after the date of the commencement of, or first public announcement of the intention of any Person (other than the Company, a Subsidiary of the Company, an employee benefit plan of the Company or of a Subsidiary of the Company, or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan in its capacity as an agent or trustee for any such plan) to commence, a tender or exchange offer (other than a Permitted Offer) the consummation of which would result in beneficial ownership by a Person of 30% or more of the outstanding Common Stock.

Section 5. The language contained in Section 1(i) of the Rights Agreement is deleted in its entirety and restated as follows:

“Expiration Date” shall mean March 4, 2021.

Section 6. The language contained in Section 1(k) of the Rights Agreement is deleted in its entirety and restated as follows:

“Person” means any individual, partnership, firm, Company, limited liability company, limited liability partnership, company, association, trust, unincorporated organization, joint venture, syndicate or group (the existence of a “group” being determined in accordance with Rule 13d-5 under the Exchange Act, as the Rule is in effect on the date of this Agreement including, but not limited to, a Person having any agreement, arrangement or understanding, whether formal or informal and whether or not in writing with any other Person to act together to acquire, offer to acquire, hold, vote or dispose of any Common Stock of the Company), or any group of Persons making a “coordinated acquisition” of Stock or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations or otherwise, and shall include any successor (by merger or otherwise) of such entity.

Section 7. The language contained in Section 1(m) of the Rights Agreement is deleted in its entirety and restated as follows:

“Stock Acquisition Date” shall mean the first date of public announcement by the Company or any Acquiring Person that an Acquiring Person has become such or such earlier date as the Board becomes aware of the existence of an Acquiring Person; provided, however that, if such Person is determined by the Board not to have become an Acquiring Person or that such Person is an Exempt Person, then no Stock Acquisition Date shall be deemed to have occurred.

Section 8. The following new definitions are added to Section 1 of the Rights Agreement:

(u)           “Amendment Date” means November 13, 2009.

(v)           “Code” means the Internal Revenue Code of 1986, as amended.

(w)           “Exempt Person” means any Person who, together with all Affiliates and Associates of such Person,

(i)           is the beneficial owner of securities representing 4.95% or more of the shares of Common Stock at the close of business on the Amendment Date; provided, however, that any such Person described in this clause (i) shall no longer be deemed to be an Exempt Person and shall be deemed an Acquiring Person if such Person, together with all Affiliates and Associates of such Person, becomes the beneficial owner of securities representing a percentage of Common Stock that exceeds by one-half of one percent (0.5%) or more the lowest percentage of beneficial ownership of Common Stock that such Person had at any time since the Amendment Date, except solely (x) pursuant to equity compensation awards granted to such Person by the Company or as a result of an adjustment to the number of shares of Common Stock represented by such equity compensation award pursuant to the terms thereof; (y) as a result of a redemption of shares of Common Stock by the Company; or (z) pursuant to the exercise of warrants to purchase Common Stock that are beneficially owned by such Person on the Amendment Date; or

(ii)           becomes the beneficial owner of securities representing 4.95% or more of the shares of Common Stock then outstanding because of a reduction in the number of outstanding shares of Common Stock then outstanding as a result of the purchase by the Company or a Subsidiary of the Company of shares of Common Stock, provided, however, that any such Person described in this clause (ii) shall no longer be deemed to be an Exempt Person and shall be deemed an Acquiring Person if such Person, together with all Affiliates and Associates of such Person, becomes the beneficial owner, at any time after the date such Person became the beneficial owner of 4.95% or more of the then outstanding shares of Common Stock, of securities representing a percentage of Common Stock that exceeds by one-half of one percent (0.5%) or more the lowest percentage of beneficial ownership of Common Stock that such Person had at any time since the date such Person first became the beneficial owner of 4.95% or more of the then outstanding shares of Common Stock, except solely (x) pursuant to equity compensation awards granted to such Person by the Company or as a result of an adjustment to the number of shares of Common Stock represented by such equity compensation award pursuant to the terms thereof; (y) as a result of a redemption of shares of Common Stock by the Company; or (z)  pursuant to the exercise of warrants to purchase Common Stock that are beneficially owned by such Person on the Amendment Date; or

(iii)           who is a beneficial owner of 4.95% or more of the shares of Common Stock outstanding and whose beneficial ownership, as determined by the Board in its sole discretion, (x) would not jeopardize or endanger the availability to the Company of Tax Benefits or (y) is otherwise in the best interests of the Company, provided, however, that if a Person is an Exempt Person solely by reason of this clause (iii), then such Person shall cease to be an Exempt Person if (A) such Person ceases to beneficially own 4.95% or more of the shares of the then outstanding Common Stock, (B) after the date of such determination by the Board, such Person, together with all Affiliates and Associates of such Person, becomes the beneficial owner of securities representing a percentage of Common Stock that exceeds by one-half of one percent (0.5%) or more the lowest percentage of beneficial ownership of Common Stock that such Person had at any time since the date such Person first became the beneficial owner of 4.95% or more of the then outstanding shares of Common Stock, except solely (I) pursuant to equity compensation awards granted to such Person by the Company or as a result of an adjustment to the number of shares of Common Stock represented by such equity compensation award pursuant to the terms thereof; (II) as a result of a redemption of shares of Common Stock by the Company; or (III) pursuant to the exercise of warrants to purchase Common Stock that are beneficially owned by such Person on the Amendment Date; or (C) the Board, in its sole discretion, makes a contrary determination with respect to the effect of such Person’s beneficial ownership (together with all Affiliates and Associates of such Person) with respect to the availability to the Company of Tax Benefits.

A purchaser, assignee or transferee of the shares of Common Stock (or warrants or options exercisable for Common Stock) from an Exempt Person shall not thereby become an Exempt Person, except that a transferee from the estate of an Exempt Person who receives Common Stock as a bequest or inheritance from an Exempt Person shall be an Exempt Person so long as such Person continues to be the beneficial owner of 4.95% or more of the then outstanding shares of Common Stock.

(x)           “Exempt Transaction” means any transaction that the Board determines, in its sole discretion, is exempt from this Agreement, which determination shall be made in the sole and absolute discretion of the Board prior to the date of such transaction or within ten Business Days after such transaction, including, without limitation, if the Board determines that (i) neither the beneficial ownership of shares of Common Stock by any Person, directly or indirectly, as a result of such transaction nor any other aspect of such transaction would jeopardize or endanger the availability to the Company of the Tax Benefits or (ii) such transaction is otherwise in the best interests of the Company. In granting an exemption under this definition, the Board may require any Person who would otherwise be an Acquiring Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings will result in such consequences and subject to such conditions as the Board may determine in its sole discretion, including that any such violation shall result in such Person becoming an Acquiring Person.

(y)           “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards, foreign tax credit carryforwards, any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code, and the Treasury Regulations, of the Company or any Subsidiary of the Company.

(z)           “Treasury Regulations” means the final, temporary and proposed income tax regulations promulgated under the Code, as amended.

Section 9. The address for the Company contained in Section 15 shall be deleted and replaced with the following address:

Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, Mississippi 38824
Attention:  Secretary

Section 10. The following new subsection shall be added to Section 17 of the Rights Agreement:

(d)           In addition to the review and evaluation otherwise required by this Agreement, from and after the Amendment Date and for so long as the threshold for determining whether a Person, together with all Affiliates and Associates of such Person, is an Acquiring Person is 4.95%, the Board shall review the calculation for determining whether an ownership change has occurred under Section 382 of the Code once per year. The Board shall determine after such review whether the ownership structure of the Company poses an undue risk of the loss of or inability to use all or a substantial portion of the Tax Benefits. If the ownership structure of the Company no longer poses an undue risk of the loss of or the inability to use all or a substantial portion of the Tax Benefits, the Board shall consider whether maintenance of the 4.95% threshold continues to be in the best interests of the Company, its stockholders and other relevant constituencies.

Section 11. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 12. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 13. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 14. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

[signature page(s) follow(s)]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed as of the date first written above.

HANCOCK FABRICS, INC.

By: /s/

Name:  _____________________

Title: ______________________

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:   /s/

Name: _____________________

Title:   _____________________

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